GrabAGun Digital Holdings Reports Third Quarter 2025 Financial Results

GrabAGun Achieved Quarterly Revenues of $22.3 million, a 10% Increase Year-Over-Year

Firearms Sales Increased 12% Year-Over-Year to $18.1 million, Driven by 16% Volume Growth

Company Continues to Outperform Industry, Reflecting Strength of Digital Platform

Coppell, Texas – November 13, 2025 – GrabAGun Digital Holdings Inc. (“GrabAGun” or the “Company”) (NYSE:PEW), an online retailer of firearms, ammunition and related accessories, today reported third quarter 2025 financial results for the three and nine months ended September 30, 2025.

Marc Nemati, Chief Executive Officer of GrabAGun, commented, “We delivered another exceptional quarter that demonstrates the strength of our business model and our unwavering commitment to defending Americans’ Second Amendment rights. Our Q3 performance reflects not only strong operational execution but also our mission to serve the growing community of Americans who value their constitutional freedoms including lawful access to a broad assortment of high-quality firearms and accessories.”

Nemati continued, “Our third quarter strength was driven by robust customer growth year-over-year and increased average order. We continue to significantly outperform Adjusted NICS1 background checks, with our volume of firearms sales increasing 16% year-over-year compared to Adjusted NICS down 5.3%. This demonstrates the competitive advantages of our frictionless eCommerce platform that provides unmatched convenience and selection. We are also strongly encouraged by the trend towards younger demographics of firearms buyers we’re seeing, as evidenced by strength in mobile transactions and which aligns with our long-term marketing and growth strategies.”

“With over $109 million in cash and no debt, we remain well positioned heading into the fourth quarter and the holiday season. Demand across our core categories remains steady, supported by strong customer engagement on our platform. We’re continuing to invest in the business, advancing our technology, expanding our supplier relationships, and strengthening our customer experience. Our focus remains on building scale, driving operational efficiency, and creating lasting value for our shareholders.”

Third Quarter Financial Highlights

•
Net revenue was $22.3 million, up 10% year-over-year, compared to $20.2 million in the prior year quarter.
o
Firearms sales increased 12% to $18.1 million, reflecting volume growth of 16%.
o
Non-firearms sales increased by 3% to $4.2 million compared to $4.1 million in the prior year quarter.
•
Gross profit margin of 11%, an approximate 200 basis point increase compared with a 9% gross profit margin in the prior year quarter.

1 Adjusted NICS background checks refer to data from the National Instant Criminal Background Check System (NICS) that has been modified by the National Shooting Sports Foundation (NSSF) to exclude checks related to concealed carry permits and permit rechecks. This adjusted data is often used to provide a clearer picture of the firearms market, as the NICS system includes a significant number of checks for permit applications that do not directly correspond to a new firearm sale.

•
Loss from operations was $4.2 million compared to income from operations of $0.5 million in the prior year quarter, primarily due to $3.2 million of stock-based compensation expense as well as other legal and accounting expenses tied to the business combination transaction that resulted in the Company’s public listing on the NYSE (the “Business Combination”).
•
Net loss was $3.3 million compared to net income of $0.6 million in the prior year quarter, reflecting the aforementioned stock-based compensation and expenses related to the Company’s public listing.
•
Adjusted EBITDA2 was a $0.3 million loss, a decline of $0.9 million over the prior year quarter.
•
Cash and cash equivalents of $109.5 million, or $3.65 per share, as of September 30, 2025.

Third Quarter Business Highlights

•
Overall Customer Lifetime Value3 increased by 11% year-over-year.
•
In Q3 2025, Mobile Sessions4 grew 13% year-over-year, and accounted for 67% of transactions and 64% of revenue, respectively (compared to 65% of transactions and 63% of revenue for the prior year quarter), demonstrating a meaningful shift in channel mix that aligns with the Company’s mobile-first strategy.
•
Company performance significantly outpaced industry as Adjusted NICS background checks declined 5.3% year-over-year during the third quarter, highlighting the competitive advantages of GrabAGun’s frictionless eCommerce experience.
•
Executed $8.9 million of share repurchases during the third quarter, with $11.1 million remaining of the Company’s previously authorized $20.0 million share repurchase program, reflecting management’s strong conviction in the Company’s fundamentals and an efficient capital allocation strategy to maximize shareholder value.
•
Completed dual listing on NYSE Texas while maintaining primary NYSE listing, emphasizing the Company’s commitment to Texas’s business-friendly environment.
•
Launched Shoot and SubscribeTM, an ammunition subscription service providing significant savings and convenient recurring delivery options for customers.
•
Welcomed Sina Azmoudeh as Chief Marketing Officer to elevate GrabAGun’s brand presence and strengthen customer engagement as key growth drivers.
•
Management continues to evaluate strategic acquisition opportunities across multiple attractive categories, including complementary eCommerce platforms, specialty retailers and technology solutions that could enhance the customer experience and expand market reach.

Third Quarter 2025 Conference Call and Webcast

Management will host a conference call at 4:30 PM ET today to discuss its third quarter 2025 results. The live webcast and replay will be accessible under the Events & Presentations section of the Company’s Investor Relations website at investors.grabagun.com.

2 Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how the Company defines and calculates this measure and a reconciliation thereof to net income (loss), the most directly comparable GAAP measure.

3 Customer Lifetime Value is an estimate of the present value of revenue expected from each customer, including the first order plus projected repeat orders.

4 Mobile Session is a period of user interaction with an app or website, initiated when a user opens your app in the foreground or views a page on your website using a mobile device.

About GrabAGun

We are defenders. We are sportsmen. We are outdoorsmen. We believe that it is our American duty to help everyone, from first-time buyers to long-time enthusiasts, understand and legally secure their firearms and accessories. That’s why our arsenal is fully packed, consistently refreshed, and always loaded with high-quality, affordable firearms and accessories. Industry-leading brands that GrabAGun works with include Smith & Wesson Brands, Sturm, Ruger & Co., SIG Sauer, Glock, Springfield Armory and Hornady Manufacturing, among others.

GrabAGun is a fast growing, digitally native eCommerce retailer of firearms and ammunition, related accessories and other outdoor enthusiast products. Building on its proprietary software expertise, GrabAGun’s eCommerce site has become one of the leading firearm retail websites. In addition to its eCommerce excellence, GrabAGun has developed industry-leading solutions that transform supply chain management, combining dynamic inventory and order management with AI-powered pricing and demand forecasting. These advancements enable seamless logistics, efficient regulatory compliance and a streamlined experience for customers.

Forward-Looking Statements

Any statements other than statements of historical fact contained herein are forward-looking statements. Such forward-looking statements include, but are not limited to, expectations, hopes, beliefs, intentions, plans, prospects, financial results or strategies regarding GrabAGun held by GrabAGun’s management team, as well as the products and markets, future financial condition, expected future performance and market opportunities of GrabAGun. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties, including those contained in GrabAGun’s SEC filings. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including the possibility that the positive financial results and operating reported herein will not improve at the same rates in the future, or that the authorized share repurchase program will not accomplish its intended purposes. Recipients are cautioned not to put undue reliance on forward-looking statements, and GrabAGun assumes no obligation to, nor does it intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by U.S. federal securities law.

Investors & Media

GrabAGun@icrinc.com

GRABAGUN DIGITAL HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	September 30,	December 31,
	2025	2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$109,546	$7,887
Inventory, net	7,341	4,771
Deferred transaction costs	—	252
Prepaid expenses and other current assets	2,930	582
Total current assets	119,817	13,492

Capitalized software, net	565	404
Property and equipment, net	63	28
Operating lease right-of-use asset	96	263
Other assets	225	44
Total assets	$120,766	$14,231

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	10,338	8,687
Operating lease liability, current	101	233
Accrued expenses and other current liabilities	1,230	1,079
Unearned revenue	1,548	2,274
Total current liabilities	$13,217	$12,273

Operating lease liability, net of current portion	—	41
Total liabilities	13,217	12,314

Commitments and Contingencies

Stockholders' Equity:
Common stock, $0.0001 par value; 200,000,000 shares authorized; 31,545,268 shares issued and 29,982,590 shares outstanding as of September 30, 2025 and 10,000,000 shares issued and outstanding as of December 31, 2024	3	1
Treasury stock; 1,562,678 shares as of September 30, 2025 and no shares as of December 31, 2024, respectively	(8,884)	—
Additional paid-in capital	120,590	—
Retained earnings (accumulated deficit)	(4,160)	1,916
Total stockholders' equity	107,549	1,917
Total liabilities and stockholders' equity	$120,766	$14,231

GRABAGUN DIGITAL HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net revenues	$22,267	$20,174	$66,825	$67,165
Cost of goods sold	19,887	18,343	60,132	61,183
Gross profit	2,380	1,831	6,693	5,982

Operating expenses:
Sales and marketing	250	112	512	386
General and administrative	6,309	1,213	9,706	3,690
Total operating expenses	6,559	1,325	10,218	4,076
Income (loss) from operations	(4,179)	506	(3,525)	1,906

Other income:
Interest income	925	47	1,018	167
Other income	1	1	1	121
Total other income	926	48	1,019	288

Net income (loss)	$(3,253)	$554	$(2,506)	$2,194

Weighted-average shares outstanding, basic and diluted	27,806,252	10,000,000	16,000,642	10,000,000
Net income (loss) per share, basic and diluted	$(0.12)	$0.06	$(0.16)	$0.22

GRABAGUN DIGITAL HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	For the Nine Months Ended September 30,
	2025	2024
Operating activities:
Net income (loss)	$(2,506)	$2,194
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation	3,203	—
Depreciation of property and equipment	12	12
Amortization of software development costs	138	247
Amortization of right-of-use of asset	167	157
Sales return allowance	(131)	(216)
Inventory returns reserve	106	146
Changes in operating assets and liabilities:
Inventory, net	(2,676)	(678)
Prepaid expenses and other current assets	(2,348)	350
Other assets	(181)	2
Accounts payable	1,858	(2,205)
Operating lease liability	(173)	(155)
Accrued and other current liabilities	283	250
Unearned revenue	(726)	(1,146)
Net cash used in operating activities	(2,974)	(1,042)

Investing activities:
Purchase of property and equipment	(34)	—
Disposal of property and equipment	2	—
Additions to capitalized software	(268)	(113)
Net cash used in investing activities	(300)	(113)

Financing activities:
Distributions to GrabAGun Members	(3,571)	(3,320)
Proceeds from reverse recapitalization	180,621	—
Cash consideration for Business Combination	(50,000)	—
Transaction costs incurred in connection with Business Combination	(13,233)	—
Payment for stock repurchases	(8,884)	—
Net cash provided by (used in) financing activities	104,933	(3,320)

Net increase (decrease) in cash and cash equivalents	101,659	(4,475)
Cash and cash equivalents, beginning of period	7,887	10,738
Cash and cash equivalents, end of the period	$109,546	$6,263

Supplemental disclosures of non-cash investing activities:
Stock-based compensation expense capitalized in internal-use software development costs	$1	$—
Additions of capitalized software included within accounts payable	$30	$—
Purchases of property and equipment included within accounts payable	$15	$—

Non-GAAP Financial Information

We utilize Adjusted EBITDA and Adjusted EBITDA margin, non-GAAP financial measures, to supplement GAAP measures of performance as a tool to evaluate our historical financial and operational performance, identify trends affecting our business, and formulate business plans and make strategic decisions. We believe that Adjusted EBITDA provides users of our financial information with useful supplemental information that enables a better comparison of our performance across periods. We believe Adjusted EBITDA provides visibility to the underlying continuing operating performance by excluding the impact of interest income and non-cash expenses, including depreciation, amortization, stock-based compensation expense, and certain non-recurring costs, as management does not believe these to be representative of our core earnings. We also provide Adjusted EBITDA margin, which is calculated as Adjusted EBITDA divided by revenue.

The non-GAAP financial measures have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Adjusted EBITDA is not a liquidity measure and should not be considered as discretionary cash available to us to reinvest in the growth of our business or to distribute to stockholders or as a measure of cash that will be available to us to meet our obligations.

We define Adjusted EBITDA as net income excluding interest income and non-cash expenses, including depreciation and amortization, stock compensation expense, and certain non-recurring costs. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenue.

The following table reconciles our GAAP and non-GAAP financial measures for the three and nine months ended September 30, 2025 and 2024 (in thousands, except percentages):

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Net revenues	$22,267	$20,174	$66,825	$67,165
Cost of goods sold	19,887	18,343	60,132	61,183
Gross profit	2,380	1,831	6,693	5,982
% gross profit	11%	9%	10%	9%

Net income (loss)	$(3,253)	$554	$(2,506)	$2,194
Interest income	(925)	(47)	(1,018)	(167)
Depreciation and amortization	49	86	150	259
Stock-based compensation expense	3,203	—	3,203	—
Non-recurring costs (1)	580	—	1,104	—
Adjusted EBITDA	$(346)	$593	$933	$2,286
% Adjusted EBITDA margin	(2)%	3%	1%	3%

(1) Non-recurring costs consist of third-party accounting and consulting fees incurred in connection with the Business Combination.